Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Results

for Fiscal 2005 Second Quarter and Six Months

DALLAS (May 9, 2005)—Atmos Energy Corporation (NYSE:ATO) today reported results for its fiscal 2005 second quarter and six months ended March 31, 2005. Second quarter financial highlights include:

•	Net income of $88.5 million, or $1.11 per diluted share for the current quarter, compared with $58.3 million, or $1.12 per diluted share in the prior year quarter.

•	Prior period results included a $2.9 million after-tax gain, or $0.05 per diluted share, on the sale of the company’s indirect interest in Heritage Propane Partners, L.P. in January 2004.

•	Net income for the current quarter was adversely affected by approximately $11.8 million, or $0.15 per diluted share due to weather that was 10 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates.

•	Because of the positive effects of its TXU Gas acquisition coupled with cost-control efforts across the enterprise, Atmos Energy maintained its fiscal 2005 earnings guidance at the lower end of the previously announced range of $1.65 to $1.75 per diluted share.

For the six months ended March 31, 2005, net income was $148.1 million, or $1.90 per diluted share, compared with net income of $87.8 million, or $1.69 per diluted share for the six months ended March 31, 2004. Results for the same period last year included a $2.9 million after-tax gain, or $0.05 per diluted share, as referenced above. Net income for the six months was adversely affected by approximately $17.1 million, or $0.22 per diluted share due to weather that was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates.

Earnings in fiscal 2005 include the results of operations of the acquired natural gas utility distribution and pipeline operations of TXU Gas Company (TXU Gas). After completing the acquisition on October 1, 2004, Atmos Energy formed its Mid-Tex Division to operate the utility distribution operations and its Atmos Pipeline–Texas Division to operate the gas pipeline and storage operations. Together, the new divisions contributed $29.3 million in net income for the three months ended March 31, 2005, and $53.7 million in net income for the six months ended March 31, 2005.

Earnings per diluted share for the three and six month periods ended March 31, 2005 reflect dilution associated with a 27.5 million share increase, quarter over quarter, and a 25.7 million share increase, year over year, in the company’s weighted average number of diluted shares outstanding. The increases in shares were primarily due to equity offerings in July and October 2004, resulting in a total issuance of 26.0 million new shares to finance partially the TXU Gas acquisition.

“Due to the continued strong performance by our acquired distribution and pipeline operations and our controlling of discretionary expenses during the second quarter of fiscal 2005, we were able to offset much of the effect on our earnings of the one thing we cannot control—unseasonably warm weather in jurisdictions without weather-normalized rates,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We remain focused on seeking rate design to mitigate the effects of weather, conservation and regulatory lag on our utility margins.”

Results for the 2005 Second Quarter Ended March 31, 2005

Consolidated gross profit for the three months ended March 31, 2005 was $378.6 million, compared with $206.1 million for the three months ended March 31, 2004. The increase in consolidated gross profit reflects the positive effects of the TXU Gas acquisition.

Utility gross profit increased to $323.1 million in the current quarter, compared with $189.5 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased to 160.1 billion cubic feet (Bcf) for the three months ended March 31, 2005, compared with 97.8 Bcf for the prior year quarter. The increases in utility gross profit and throughput primarily reflect the contribution of $131.2 million in gross profit and 70.2 Bcf in throughput from the Mid-Tex Division. Excluding the new Mid-Tex Division, gross profit margin increased $2.4 million, primarily due to the effect of rate increases in West Texas and Mississippi that were not in effect during the same quarter last year and the absence of a one-time regulatory refund to customers in the Colorado service area recorded in the prior year quarter, partially offset by weather that was 3 percent warmer than the same period last year.

Natural gas marketing gross profit was $11.2 million for the three months ended March 31, 2005, compared with $11.9 million in the same quarter last year, before intersegment eliminations. The slight decrease in natural gas marketing gross profit was primarily attributable to the unfavorable mark-to-market effect on increased physical volumes in storage offset by improved profitability from certain restructured asset management transactions. Consolidated natural gas marketing sales volumes were 66.6 Bcf during the three months ended March 31, 2005, compared with 67.2 Bcf in the prior year quarter.

On October 1, 2004, Atmos Energy created a separate pipeline and storage reporting segment to manage the company’s gas pipeline and storage operations. This segment combines the regulated pipeline and storage operations of the Atmos Pipeline–Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which was previously included in our other nonutility segment. Pipeline and storage gross profit was $43.8 million for the three months ended March 31, 2005, compared with $4.3 million for the three months ended March 31, 2004. The increase was primarily due to 84.2 Bcf of incremental pipeline transportation volumes from the new Atmos Pipeline–Texas Division, which was formed from the acquired TXU Gas pipeline and storage operations.

Consolidated operation and maintenance expense for the three months ended March 31, 2005, was $106.1 million, compared with $59.1 million for the three months ended March 31, 2004. Excluding the provision for doubtful accounts and a $51.1 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the three months ended March 31, 2005 decreased $2.4 million compared with the same quarter in 2004, primarily due to the impact of cost-control efforts in our utility segment and reduced contract labor costs in our natural gas marketing segment. The provision for doubtful accounts decreased $1.7 million to $2.8 million for the three months ended March 31, 2005, compared with $4.5 million in the prior year quarter. The decrease in the provision for doubtful accounts was primarily attributable to exceptional customer accounts receivable collection efforts, partially offset by the incremental provision for doubtful accounts associated with the new Mid-Tex Division operations. In the utility segment, the average cost of natural gas for the three months ended March 31, 2005 was $7.12 per thousand cubic feet (Mcf), compared with $6.72 per Mcf for the three months ended March 31, 2004.

Depreciation and amortization expense for the quarter ended March 31, 2005 was $45.3 million, compared with $23.1 million in the prior year period. The $22.2 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the three months ended March 31, 2005 were $55.0 million, compared with $18.5 million for the prior year period. The $36.5 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions and higher franchise taxes due to higher revenues. Increases in franchise taxes have no permanent effect on net income because these amounts are revenue based and are recovered through customer billings.

Interest charges for the three months ended March 31, 2005 were $33.1 million, compared with $16.2 million for the three months ended March 31, 2004. The $16.9 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004 used to finance partially the TXU Gas acquisition.

Miscellaneous income for the three months ended March 31, 2005 was $1.0 million, compared with $4.5 million for the three months ended March 31, 2004. The $3.5 million decrease was primarily due to the absence of the $4.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage Propane Partners, L.P., in January 2004.

Results for the Six Months Ended March 31, 2005

Consolidated gross profit for the six months ended March 31, 2005 was $703.0 million, compared with $365.2 million for the six months ended March 31, 2004. The increase in consolidated gross profit reflects the positive effects of the TXU Gas acquisition coupled with strong performance in the nonutility natural gas marketing segment.

Utility gross profit increased to $580.4 million for the six months ended March 31, 2005, compared with $327.9 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased to 279.0 Bcf for the six months ended March 31, 2005, compared with 166.0 Bcf for the prior year period. The increases in utility gross profit and throughput primarily reflect the contribution of $245.1 million in gross profit and 122.1 Bcf in throughput from the Mid-Tex Division, as well as the effect of rate increases in West Texas and Mississippi that were not in effect during the same period last year. For the six months ended March 31, 2005, weather was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations.

Natural gas marketing gross profit was $38.0 million for the six months ended March 31, 2005, compared with $29.4 million in the same period last year, before intersegment eliminations. The increase in natural gas marketing gross profit was primarily attributable to improved profitability from certain restructured asset-management transactions partially offset by an unfavorable mark-to-market effect on increased physical volumes in storage. Consolidated natural gas marketing sales volumes were 126.9 Bcf during the six months ended March 31, 2005, compared with 126.1 Bcf in the prior year period.

Pipeline and storage gross profit was $83.6 million for the six months ended March 31, 2005, compared with $6.9 million for the six months ended March 31, 2004. The increase was due to 157.0 Bcf of incremental pipeline transportation volumes from the operations of the Atmos Pipeline–Texas Division.

Consolidated operation and maintenance expense for the six months ended March 31, 2005 was $219.2 million compared with $116.0 million for the six months ended March 31, 2004. Excluding the provision for doubtful accounts and a $100.0 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the six months ended March 31, 2005 was flat compared with the same period in 2004. The provision for doubtful accounts increased $2.5 million to $10.2 million for the six months ended March 31, 2005, compared with $7.7 million in the prior year period. The increase in the provision for doubtful accounts was primarily attributable to the new Mid-Tex Division operations partially offset by exceptional customer accounts receivable collection efforts. In the utility segment, the average cost of natural gas for the six months ended March 31, 2005 was $7.16 per Mcf, compared with $6.58 per Mcf for the six months ended March 31, 2004.

Depreciation and amortization expense for the six months ended March 31, 2005 was $89.3 million, compared with $46.6 million in the prior year period. The $42.7 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the six months ended March 31, 2005 were $93.6 million, compared with $33.6 million for the prior year period. The $60.0 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions and higher franchise taxes due to higher revenues.

Interest charges for the six months ended March 31, 2005 were $65.6 million, compared with $33.5 million for the six months ended March 31, 2004. The $32.1 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004 used to finance partially the TXU Gas acquisition.

Miscellaneous income for the six months ended March 31, 2005 was $1.3 million, compared with $5.7 million for the six months ended March 31, 2004. The $4.4 million decrease was primarily due to the absence of the $4.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage Propane Partners, L.P., in January 2004.

For the six months ended March 31, 2005, operating activities provided cash of $400.1 million, compared with $290.6 million for the six months ended March 31, 2004. The period over period increase was primarily due to increased net income and more effective management of working capital, partially offset by lower than expected utility sales volumes due to the effect of warmer weather. In addition, cash flow was negatively affected by higher volumes of natural gas held in inventory and a 9 percent higher average cost of gas, as compared with the prior year period, and by seasonally unfavorable purchased gas cost recoveries.

Capital expenditures increased to $137.5 million for the six months ended March 31, 2005 from $83.7 million for the six months ended March 31, 2004, primarily reflecting spending for the new Mid-Tex Division of $45.8 million and for the Atmos Pipeline–Texas Division of $7.9 million.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. Despite the slight reduction in earnings per share, the company experienced a net increase in cash and cash equivalents of $45.2 million for the six months of fiscal 2005. Additionally, the company had a $247.1 million cash balance with no short-term debt outstanding at March 31, 2005. Debt comprised 58.1 percent of total capitalization, down from 59.8 percent at December 31, 2004. Revised expectations for operation and maintenance expense are that it will decline to $430 to $440 million for fiscal 2005. Capital expenditures for fiscal 2005 are still expected to be $340 to $350 million. As previously announced, earnings per diluted share in fiscal 2005 are expected to be at the lower end of the $1.65 to $1.75 range. The indicated annual dividend remains $1.24 per share.

Conference Call to be Webcast May 10

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the second quarter and first six months of fiscal 2005 on Tuesday, May 10, 2005, at 7 a.m. CDT. The telephone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations and corporate communications.

Highlights and Recent Developments

Atmos Energy Opens Third Call Center

On April 1, 2005, Atmos Energy took control of a third customer support center in Waco, Texas. The Waco call center handles approximately 10,000 calls a day from utility customers in Texas. Annually, the center is expected to respond to more than 3.5 million calls, making it the second largest of Atmos Energy’s three call centers. In addition to 1,896 telephone lines at the 55,000-square-foot facility, state-of-the-art equipment was installed recently to provide faster customer service. The center primarily answers service requests and billing questions from the 1.5 million customers in the company’s Mid-Tex Division. Previously, this work was handled by an outside contractor.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the successful integration of the Company’s acquisition of the operations of TXU Gas, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2004, and the Company’s Form 10-Q for the three months ended December 31, 2004. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

	Three Months Ended March 31		Six Months Ended March 31
Statements of Income (000s except per share)	2005	2004	2005	2004
Operating revenues:
Utility segment	$1,235,377	$708,282	$2,149,058	$1,168,770
Natural gas marketing segment	512,891	517,218	1,006,692	891,047
Pipeline and storage segment (1)	45,546	9,967	89,236	12,886
Other nonutility segment (1)	1,278	687	2,637	1,396
Intersegment eliminations	(110,007)	(118,669)	(193,914)	(192,998)

	1,685,085	1,117,485	3,053,709	1,881,101

Purchased gas cost:
Utility segment	912,309	518,820	1,568,679	840,884
Natural gas marketing segment	501,731	505,356	968,688	861,687
Pipeline and storage segment (1)	1,718	5,681	5,590	6,008
Other nonutility segment (1)	—	—	—	—
Intersegment eliminations	(109,256)	(118,498)	(192,283)	(192,657)

	1,306,502	911,359	2,350,674	1,515,922

Gross profit	378,583	206,126	703,035	365,179

Operation and maintenance expense	106,109	59,093	219,235	116,009
Depreciation and amortization	45,326	23,138	89,323	46,611
Taxes, other than income	54,967	18,481	93,622	33,604

Total operating expenses	206,402	100,712	402,180	196,224

Operating income	172,181	105,414	300,855	168,955

Miscellaneous income	958	4,456	1,343	5,663
Interest charges	33,073	16,160	65,615	33,495

Income before income taxes	140,066	93,710	236,583	141,123
Income tax expense	51,564	35,405	88,482	53,277

Net income	$88,502	$58,305	$148,101	$87,846

Basic net income per share	$1.12	$1.12	$1.92	$1.70
Diluted net income per share	$1.11	$1.12	$1.90	$1.69

Cash dividends per share	$.310	$.305	$.620	$.610

Weighted average shares outstanding:
Basic	79,270	51,850	77,290	51,666
Diluted	79,760	52,240	77,769	52,057

	Three Months Ended March 31		Six Months Ended March 31
Summary Net Income by Segment (000s)	2005	2004	2005	2004
Utility	$73,651	$50,558	$110,674	$71,669
Natural gas marketing	3,791	3,422	17,053	10,958
Pipeline and storage (1)	10,638	1,587	19,722	2,102
Other nonutility (1)	422	2,738	652	3,117

Consolidated net income	$88,502	$58,305	$148,101	$87,846

(1)	Effective October 1, 2004, Atmos Energy created the pipeline and storage segment, which reflects the regulated pipeline and storage operations of the Atmos Pipeline – Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which was previously included in the other nonutility segment. Segment information for all prior year periods has been restated to reflect this new organizational structure.

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	March 31, 2005	September 30, 2004
Net property, plant and equipment	$3,251,595	$1,722,521

Cash and cash equivalents	247,126	201,932
Cash held on deposit in margin account	16,990	—
Accounts receivable, net	527,411	211,810
Gas stored underground	273,811	200,134
Other current assets	112,428	63,236

Total current assets	1,177,766	677,112

Goodwill and intangible assets	722,044	238,272
Deferred charges and other assets	261,039	231,978

	$5,412,444	$2,869,883

Shareholders’ equity	$1,632,270	$1,133,459
Long-term debt	2,254,817	861,311

Total capitalization	3,887,087	1,994,770

Accounts payable and accrued liabilities	533,232	185,295
Other current liabilities	298,802	223,265
Short-term debt	—	—
Current maturities of long-term debt	5,887	5,908

Total current liabilities	837,921	414,468

Deferred income taxes	245,836	213,930
Deferred credits and other liabilities	441,600	246,715

	$5,412,444	$2,869,883

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Six Months Ended March 31
Condensed Statements of Cash Flows (000s)	2005	2004
Cash flows from operating activities

Net income	$148,101	$87,846
Gain on sales of assets	—	(4,898)
Depreciation and amortization	89,800	47,212
Deferred income taxes	42,605	10,081
Changes in assets and liabilities	116,272	151,306
Other	3,315	(944)

Net cash provided by operating activities	400,093	290,603

Cash flows from investing activities

Capital expenditures	(137,466)	(83,729)
Acquisitions	(1,912,532)	(1,950)
Proceeds from sales of assets	—	24,661
Other	(1,957)	2,878

Net cash used in investing activities	(2,051,955)	(58,140)

Cash flows from financing activities

Net decrease in short-term debt	—	(118,595)
Net proceeds from issuance of long-term debt	1,385,847	5,000
Repayment of long-term debt	(3,849)	(5,546)
Settlement of Treasury lock agreements	(43,770)	—
Cash dividends paid	(49,211)	(31,616)
Net proceeds from equity offering	382,014	—
Issuance of common stock	26,025	17,594

Net cash provided (used) by financing activities	1,697,056	(133,163)

Net increase in cash and cash equivalents	45,194	99,300
Cash and cash equivalents at beginning of period	201,932	15,683

Cash and cash equivalents at end of period	$247,126	$114,983

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2005	2004	2005	2004
Heating degree days *	1,422	1,772	2,415	3,012
Percent of normal *	90%	97%	89%	96%
Consolidated utility gas throughput (MMcf as metered)	160,099	97,831	279,034	166,010
Consolidated natural gas marketing sales volumes (MMcf)	66,644	67,172	126,940	126,089
Consolidated pipeline transportation volumes (MMcf)	84,208	—	156,961	—
Natural gas meters in service	3,185,612	1,682,401	3,185,612	1,682,401
Utility average cost of gas	$7.12	$6.72	$7.16	$6.58

*	Adjusted for weather-normalized operations.

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